Laurence Sookochoff, P. Eng

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion and reference of my report dated June 1, 2005 entitled “Geological Evaluation Report on the Sum Property”, in the Form SB-2 Registration Statement to be filed by Laburnum Ventures Inc. with the United States Securities and Exchange Commission.

Dated the 13th day of February, 2006.

/s/ Laurence Sookochoff
Laurence Sookochoff
CONSULTING GEOLOGIST